Exhibit 10.3

December 29, 2000


TravelNow.com Inc.
318 Park Central East, Suite 306
Springfield, Missouri 65806.
Attn.:   Jeffrey Wasson
         Chief Executive Officer

                  Re:  Exclusivity Agreement

Dear Jeff:

     Over the last few weeks we have discussed the possibility of Hotel Reservations Network, Inc. ("HRN") acquiring TravelNow.com, Inc. ("TravelNow"). I think it is clear that the discussions have reached the point that we should now devote ourselves to working on a definitive agreement to find out whether or not a transaction can be structured on price and terms that are acceptable to both parties. To that end, we are prepared to pursue that determination on an expedited schedule, provided that TravelNow is of a like mind. Before committing the substantial resources necessary to pursue this transaction on the schedule proposed, HRN would like to be sure that your interest in a transaction with HRN is at a serious and high level and that TravelNow is willing, for a very brief period of time, to devote itself exclusively to attempting to reach an agreement with HRN. Accordingly, we ask that TravelNow covenant and agree that during the period extending from 8:15 p.m. Central Standard Time on December 29, 2000 (the "Commencement Time") through 11:59 p.m. Central Standard Time on January 2, 2001 (the "Termination Time"), TravelNow will not, either directly or indirectly, through any of its employees, officers, directors, investment bankers or other agents, solicit, encourage, negotiate, discuss or enter into, any discussions, negotiations, agreements or understandings with any party other than HRN to sell all or any substantial portion of TravelNow's assets or stock (by merger or otherwise) to any person or entity or provide any party with information about TravelNow for the purpose of considering any such transaction. TravelNow further agrees that if, during the period extending from the Commencement Time to the Termination Time, it receives any unsolicited proposals or indications of interest from any other party, it will promptly so advise HRN of such proposal; provided, however, that if TravelNow is prohibited pursuant to the terms of any pre-existing agreement to which it is a party from disclosing such information, then TravelNow shall only be required to disclose to HRN that an offer has been received and whether such offer is superior to the existing offer of HRN.

     Assuming that this is agreeable to TravelNow, please so indicate by signing below and returning this letter to me.

                                             Very truly yours,

                                             HOTEL RESERVATIONS NETWORK, INC.



                                             By:


ACCEPTED and AGREED to by Travel Now, Inc.
this 29th day of December, 2000

TRAVELNOW.COM INC.


By: /s/ Jeff Wasson